[INDEGLIA & CARNEY LETTERHEAD]

File No.:
Exhibit 5.1

February 21, 2008

Diet Coffee, Inc.
134 Cedar Street
Nutley, NJ 07110

Ladies and Gentlemen:

As special counsel for Diet Coffee, Inc. (the “Company”), we have examined its Certificate of Incorporation and Bylaws, as amended, and such other corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the registration statement of the Company on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about February 21, 2008 (the “Registration Statement”) covering the registration under the Securities Act of 1933, as amended, an aggregate of up to 33,000,000 shares of common stock, $0.001 par value per share (the “Shares”) to be issued pursuant to the 2008 Stock Incentive Plan of the Company (the “Plan”).

Upon the basis of such examination, we are of the opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, duly and validly issued as fully paid and non-assessable securities of the Company.

We wish to advise that members of this firm who have worked on the Registration Statement and their affiliates may receive a portion of the Shares to be issued pursuant to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Indeglia & Carney, P.C.